Valeritas Expects to Report Record Revenue for Third Quarter 2018
Third consecutive quarter with greater than 30% year-over-year revenue growth

BRIDGEWATER, New Jersey, October 15, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced preliminary financial results for the third quarter of 2018.

On a preliminary basis, Valeritas expects to record revenue for the third quarter ended September 30, 2018 of approximately $6.9 million, up approximately 36% over the third quarter of 2017. The company expects gross margins to be approximately 46% for the third quarter as compared to 40% in the third quarter of 2017. Total cash and cash equivalents are expected to be approximately $24 million as of September 30, 2018.

“We continue to see positive sales momentum for V-Go,” said John Timberlake, President and Chief Executive Officer of Valeritas. “For the fifth consecutive quarter, we have generated record year-over-year revenue growth, and for the 3rd consecutive quarter, this growth was in excess of 30%, led by continued new and total prescription growth.”

The Company plans to release full third quarter 2018 financial results on November 12, 2018.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at http://www.sec.gov.

Investor Contacts:
Lynn Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com